Exhibit 10.3

FIRST AMENDMENT
TO
EXECUTIVE EMPLOYMENT AGREEMENT

First Amendment (the “First Amendment”) to Executive Employment Agreement (the “Agreement”) dated as of November 25, 2001 between Providian Financial Corporation, a Delaware corporation (the “Company”), and Joseph W. Saunders (the “Executive”), is entered into as of July 27, 2004.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to extend the term of the Executive’s Agreement and to reflect the Executive’s current annual base salary of $800,000; and

WHEREAS, the Board has determined that the Agreement should provide the Executive with the same level of severance protections upon a termination of employment without Cause or for Good Reason following a Change in Control as are provided to other senior executives of the Company;

NOW, THEREFORE, in consideration of the foregoing, of the mutual provisions contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                     Section 2 of the Agreement is hereby amended by deleting “December 31, 2004” at the end of the first sentence thereof and replacing such words with “December 31, 2005.”

2.                     The first sentence of Section 3 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“The Company agrees to pay the Executive a base salary at an annual rate of not less than $800,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.”

3.                     The second sentence of Section 4 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“The Executive shall have the opportunity to earn an annual target bonus of 200% of the Executive’s Base Salary (the “Target Bonus”) for each fiscal year, measured against objective financial criteria to be determined by the Board (or a committee thereof) after good faith consultation with the Executive.”

4.                     Section 8(d) is hereby amended by deleting it in its entirety and replacing it with the following:

(d)           TERMINATION WITHOUT CAUSE OR FOR GOOD REASON PRIOR TO A CHANGE IN CONTROL.  If, prior to a Change in Control, the Executive’s employment should be terminated (x) by the Company other than for Cause, or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with (i) Accrued Benefits; and (ii) shall pay to the Executive a lump sum in cash within 30 days of date of termination in an amount equal to the product of (A) three, and (B) the sum of (1) the Base Salary in effect immediately prior to termination and (2) the Target Bonus.

5.                     Section 8 of the Agreement is hereby amended by adding a new Section 8(e) at the end thereof:

(e)           TERMINATION WITHOUT CAUSE OR FOR GOOD REASON UPON OR FOLLOWING A CHANGE IN CONTROL.  If, upon or during the three years following a Change in Control, the Executive’s employment should be terminated (x) by the Company other than for Cause, or (y) by the Executive for Good Reason,

(i)    the Company shall pay to the Executive in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:

(A)          the sum of (1) the Executive’s Base Salary through the date of termination, (2) a pro-rata annual bonus for the year in which the date of termination occurs equal to the product of (x) the highest bonus paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies (whether in cash, stock or other property, whether such stock or property is granted under the Management Incentive Plan (or any successor thereto) or another plan including the Company Stock Incentive Plan or any successor thereto)) in respect of the three fiscal years during which the Executive has been employed by the Company or any of its affiliated companies immediately preceding the fiscal year in which the Change in Control occurs (it being understood that such annual bonus shall not include any one-time stock or cash bonuses granted outside the annual bonus program) (the “Annual Bonus”), provided, that for any fiscal year during such three-year or shorter period immediately preceding the fiscal year in which the Change in Control occurs consisting of less than 12 full months or with respect to which the Executive has been employed by the Company or its affiliated companies for less than 12 full months and for which the Executive shall have been eligible to receive an annual bonus, the annual bonus for such year for purposes of determining the Executive’s Annual Bonus shall be the greater of (i) the Executive’s target annual bonus for such year or (ii) the actual annual bonus paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies (whether in cash, stock or other property, whether such stock or property is granted under the Company Management Incentive Plan (or any successor thereto) or another plan including the Corporation Stock Incentive Plan (or any successor thereto)) in respect of such fiscal year, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Executive under non-qualified plans (together with any accrued interest or earnings thereon) and the value of any unused paid time off, in each case to the extent not theretofore paid; and

(B)           the amount equal to the product of (1) three and (2) the sum of (x) the Executive’s Base Salary, and (y) the Executive’s Base Salary multiplied by the Bonus Percentage.  For purposes of this Section 8(e)(i)(B), “Bonus Percentage” shall mean the highest percentage obtained by dividing (i) the annual bonus paid or payable, including by reason of any deferral, whether or not payable under the Company Management Incentive Plan (or any successor thereto) to the Executive by the Company and its affiliated companies (whether in cash, stock or other property, whether such stock or property is granted under the Company Management Incentive Plan (or any successor thereto) or another plan including the Company Stock Incentive Plan (or any successor thereto)) in respect of each of the three fiscal years during which the Executive has been employed by the Company or its affiliated companies immediately preceding the fiscal year in which the Change in Control occurs or such lesser number of years that the Executive has been employed by the Company and its affiliated companies (it being understood that such annual bonus shall not include any one-time stock or cash bonuses granted outside the annual bonus program); provided that for any fiscal year during such three-year or shorter period immediately preceding the fiscal year in which the Change in Control occurs consisting of less than 12 full months or with respect to which the Executive has been employed by the Company or its affiliated companies for less than 12 full months and for which the Executive shall have been eligible to receive an annual bonus, the annual bonus for such year shall be the greater of (A) the Executive’s target annual bonus for such year or (B) the actual annual bonus paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies (whether in cash, stock or other property, whether such stock or property is granted under the Company Management Incentive Plan (or any successor thereto) or another plan including the Company Stock Incentive Plan (or any successor thereto)) in respect of such fiscal year, provided, further, that if the Executive has not been eligible to earn such a bonus for any period prior to the Change in Control, the annual bonus for purposes of this clause (1) shall mean the Executive’s target annual bonus for the year in which the Change in Control occurs, by (2) the base salary paid or payable to the Executive by the Company and its affiliated companies for each such year, annualized for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company or its affiliated companies for less than twelve full months.  The amount described in the first sentence of this clause (B) shall be paid in lieu of, and the Executive hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company or its affiliated companies (it being understood that this payment shall not be in lieu of, and the Executive shall not hereby waive, any stay or retention awards or bonuses to which the Executive may be entitled pursuant to the terms of such stay or retention awards or bonuses); and

(C)           a separate lump-sum payment equal to the product of (1) three and (2) the sum of (x) the Executive’s Base Salary and (y) the Executive’s Base Salary multiplied by the Bonus Percentage and (3) the Retirement Contribution Percentage (which, for purposes of this Section 8(e)(i)(C) shall equal the highest percentage of retirement contributions as a percentage of total compensation for all eligible employees of the Company and its affiliated companies for any year beginning with the third full year prior to the year in which the Change in Control occurs); and

(D)          to the extent not already paid under Section 8(e)(i)(A) above, an amount equal to the unvested portion of the qualified and non-qualified retirement contribution account in addition to any vested amounts due under the retirement plans of the Company and its affiliated companies; and

(ii)           for three years after the date of termination, or such longer period as any plan, program, practice or policy may provide, the Company shall continue welfare benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, programs, practices and policies (including, without limitation, medical, prescription, dental, vision, disability, employee life, dependent life, and accidental death) of the Company and its affiliated companies if the Executive’s employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the date of the Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

(iii)          to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive pursuant to this Agreement under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), but excluding solely purposes of this Section 8(e)(iii) amounts waived by the Executive pursuant to the provisions of Section 8(e)(i)(B).

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the date and year first written above.

PROVIDIAN FINANCIAL CORPORATION

/s/ Richard A. Leweke
	Name:	Richard A. Leweke
	Title:	Vice Chairman and Chief Human Resources Officer

`	EXECUTIVE

/s/ Joseph W. Saunders
JOSEPH W. SAUNDERS